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                                                                   EXHIBIT 5




                                November 7, 1997





Motor Cargo Industries, Inc.
845 Center Street
North Salt Lake, Utah 84054


                 Re:  Motor Cargo Industries, Inc.
                      Registration Statement on Form S-1

Gentlemen:

                 In our capacity as counsel to Motor Cargo Industries, Inc., a Utah corporation (the "Company"), you have requested our opinion in connection with the registration statement on Form S-1, file number 333-37211, as amended (the "Registration Statement"), filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to (i) the issuance of up to 1,150,000 authorized and unissued shares (or 1,167,250 authorized and unissued shares if the underwriters' over-allotment option is exercised in full) of the Company's Common Stock, no par value, (the "Common Stock"), to be issued subject to the effectiveness of the Registration Statement, and (ii) the proposed sale by certain selling shareholders of the Company so identified in the Registration Statement (the "Selling Shareholders") of an aggregate of 1,080,000 authorized and issued shares of the Common Stock (or 1,397,250 authorized and issued shares of the Common Stock if the underwriters' over-allotment option is exercised in full).

                 In connection with the preparation of this opinion letter, and as the basis for the opinions set forth below, we have made such investigations of the Utah Revised Business Corporations Act as we have deemed relevant and necessary, and we have examined such documents and records as we have deemed relevant and necessary. As to various questions of fact material to this opinion letter, we have relied upon representations and/or certificates of officers of the Company.

                 Based upon and subject to the foregoing examination, we are of the opinion that:

                 1. The Company has the authority to issue 1,167,250 shares of the Common Stock upon the effectiveness of the Registration Statement.
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Motor Cargo Industries, Inc.
November 7, 1997
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                 2.       The shares of the Common Stock to be sold by the
Company and by the Selling Shareholders upon the effectiveness of the Registration Statement will, when sold and paid for as described in the Registration Statement, be validly issued, fully paid and non- assessable.

                 We hereby consent to the filing of this opinion letter as
Exhibit 5 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations of the Commission. This opinion letter does not extend to and may not be relied upon or assigned to any other person or party.

                                           Very truly yours,

                                           VAN COTT, BAGLEY, CORNWALL & McCARTHY



                                           By  /s/ Arthur B. Ralph
                                              ----------------------------------
                                              Arthur B. Ralph